Exhibit (10)(s)

McDonald’s Corporation

European Prospectus Supplement

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

February 10, 2010

This European Prospectus Supplement describes the stock ownership plans of McDonald’s Corporation. You should read this European Prospectus Supplement as well as the global prospectus, dated February 10, 2010 (the “Global Prospectus”). This European Prospectus Supplement focuses on the treatment of McDonald’s stock options and restricted stock units granted on or after February 14, 2007 to recipients in European Markets. In the case of a discrepancy between the Global Prospectus and this European Prospectus Supplement, the terms of this European Prospectus Supplement govern for matters addressed herein. Capitalized terms used and not defined in this European Prospectus Supplement have the meanings given in the Amended and Restated 2001 Omnibus Stock Ownership Plan, unless otherwise noted.

What happens to my stock options and restricted stock units (RSUs) if I no longer work for McDonald’s?

•	Retirement With At Least 12 Months Notice and Execution of Non-Compete Agreement

If you retire from employment with the Company and you (i) provide 12 months prior written notice of your intention to retire to Lisa Emerson, Corporate Vice President – Global Total Compensation, and such notice is accepted by Ms. Emerson, and (2) execute and deliver to the Company a non-competition agreement satisfactory to the Company the following rules apply.

Stock Options. Options that are either exercisable on the date of your termination or that are scheduled to become exercisable within two (2) years of that date can be exercised immediately or at any time within two (2) years following your termination (but not after the original expiration date of the grant). If you violate the non-competition agreement following your termination, all of your stock options will immediately terminate and will no longer be exercisable.

RSUs. Unless your RSUs are subject to performance-based vesting, you will vest in a pro-rata portion of your RSUs, based on the formula provided in the Global Prospectus, and those vested RSUs will be paid out in shares or cash, at the Company’s discretion, as soon as administratively practicable after termination of employment, except that if you are a Specified Employee pursuant to the Company’s Specified Key Employee Policy (“Specified Employee”) your payment will be deferred until as soon as administratively practicable following the first to occur of the originally scheduled vesting date, the six-month anniversary of your termination of employment, or your death. If the RSUs are subject to performance-based vesting, they will be paid out in shares or cash, at the Company’s discretion, as soon as administratively practicable after the originally scheduled vesting date, in the same amount, if any, that would have been paid to you based on actual performance had you remained employed through the originally scheduled vesting date but subject to the proration noted above in accordance with the formula provided in the Global Prospectus.

In addition to any other requirements, for grants on or after February 13, 2008, you are required to execute and deliver a release agreement satisfactory to the Company in order to receive this treatment.

•	All Other Company Initiated Terminations

If the Company terminates your employment for any reason other than those detailed below, the following rules will apply.

Stock Options. Options that are either exercisable on the date of your termination or that are scheduled to become exercisable within one (1) year of that date can be exercised immediately or at any time within one (1) year following your termination (but not after the original expiration date of the grant).

RSUs. You will vest in a pro-rata portion of your RSUs, based on the formula provided in the Global Prospectus, and, unless the RSUs are subject to performance-based vesting, those vested RSUs will be paid out in shares or cash, at the Company’s discretion, as soon as administratively practicable after termination of employment, except that if you are a Specified Employee, your payment will be deferred until as soon as administratively practicable following the first to occur of the originally scheduled vesting date, the six-month anniversary of your termination of employment, or your death. If the RSUs are subject to performance-based vesting, they will be paid out in shares or cash, at the Company’s discretion, as soon as administratively practicable after the originally scheduled vesting date, in the same amount, if any, that would have been paid to you based on actual performance had you remained employed through the originally scheduled vesting date but subject to the proration noted above in accordance with the formula provided in the Global Prospectus.

For grants on or after February 13, 2008, you are required to execute and deliver a release agreement satisfactory to the Company in order to receive this treatment.

•	Termination As a Result of Death or Disability

If your employment with the Company ends because of Death or Disability, the following rules apply.

Stock Options. All options will be exercisable at any time for three (3) years following termination, regardless of the original expiration date of the options. However, in no event may any option be exercised after the fifteenth anniversary of the grant date.

RSUs. If you terminate employment because of death or Disability before your RSUs vest, they will, unless the award is subject to performance-based vesting, immediately vest and be paid out in shares or in cash, at the Company’s discretion, as soon as is administratively practicable after termination of employment, except that if you are a Specified Employee and your termination is due to Disability but you are not disabled within the meaning of Section 409A, your payment will be deferred until as soon as administratively practicable following the first to occur of the originally scheduled vesting date, the six-month anniversary of your termination of employment, or your death. If your RSUs are subject to performance-based vesting and you die or terminate employment because of Disability before your RSUs vest, they will be paid out in shares or in cash, at the Company’s discretion, as soon as is administratively practicable after the originally scheduled vesting date, in the same amount, if any, that would have been paid to you based on actual performance had you remained employed through the originally scheduled vesting date.

•	Termination For Cause or Policy Violation

If you are terminated for Cause your unexercised stock options and unvested RSUs will be terminated immediately. Cause is defined in the 2001 Plan, but generally means any termination based on an act or acts involving dishonesty, fraud or illegality.

However, if the termination for Cause is due solely to a Policy Violation (as determined by the Compensation Committee or its delegee), options exercisable on your termination date may be exercised for 90 days following your termination of employment. All unvested options and RSUs will be forfeited immediately. A Policy Violation means a violation of the Standards of Business Conduct or any underlying policies.

•	Employee Initiated Termination

If you choose to terminate your employment with the Company and do not qualify for an extension pursuant to the rules detailed above, the following rules apply.

Stock Options. Any stock options exercisable on the date of your termination may be exercised within ninety (90) calendar days following your termination. Stock options not vested on your termination date will be immediately forfeited (no options will vest post-termination).

RSUs. All unvested RSUs will be immediately forfeited upon your termination.

For grants on or after February 10, 2010, if you have been appointed by the Board of Directors of McDonald’s Corporation as an Executive Officer, please refer to the Executive Supplement for more details on the treatment of your stock options and RSUs upon termination.